SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF
THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): April 25, 2005

Yardville National Bancorp

(Exact name of registrant as specified in charter)

New Jersey (State or other jurisdiction of incorporation)	000-26086 (Commission File Number)	22-2670267 (IRS Employer Identification No.)

2465 Kuser Road
Hamilton, New Jersey 08690
(Address of principal executive offices)

609-585-5100
(Registrant’s telephone number, including area code)

N/A
(Former name or former address, if changed since last report)

     Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Section 1 — Registrant’s Business and Operations

     Item 1.01 — Entry into a Material Definitive Agreement.

     On April 25, 2005, The Yardville National Bank, referred to as the “Bank,” a wholly owned subsidiary of Yardville National Bancorp, referred to as the “Company,” entered into a lease and lease addendum, both dated as of April 1, 2005, with MYNB, L.L.C., as landlord, for the lease of certain premises located at 301 West Trenton Avenue, Falls Township, Pennsylvania. Sidney L. Hofing, a director of the Company and the Bank, has an ownership interest in MYNB, L.L.C. The Bank determined that the lease is on terms at least as favorable as those available from third parties and the lease was approved by the Company’s audit committee.

     The lease and lease addendum provide that a new bank branch facility will be constructed at the premises. The Landlord will supervise the construction and pay certain construction expenses, including land acquisition, permits, and certain professional fees. The Bank will pay the other construction expenses, including architectural fees and for interior and exterior work.

     The Bank’s obligations under the lease are subject to the Office of the Comptroller of the Currency’s approval of a new bank branch at the premises. The lease is for an initial term of fifteen years, to commence from the issuance of a temporary or permanent certificate of occupancy, and includes options for two five-year renewal terms. Over the first ten years of the lease, the Bank is obligated to pay an average of approximately $9,892 per month in fixed rent, plus taxes and insurance premiums allocated to the premises, as well as utilities, maintenance and other expenses. The rent for the remainder of the initial term, as well as any renewal terms, will be determined based on increases in the Consumer Price Index.

SIGNATURES

     Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: April 29, 2005	YARDVILLE NATIONAL BANCORP

(Registrant)

	By:	Stephen F. Carman
Stephen F. Carman
Vice President and Treasurer